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                                 Exhibit 11.1

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES
                STATEMENT RE  COMPUTATION OF EARNINGS PER SHARE
           FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1996 AND 1997
                                  (in 000's)

                                                            Three Months Ended            Six Months Ended
                                                       ---------------------------    ----------------------------
                                                         June 30         June 30          June 30        June 30
                                                           1996            1997             1996          1997
                                                       ------------   ------------     ------------    -----------
                                                                (Unaudited)                    (Unaudited)
PRIMARY (3)
Earnings applicable to common stock:
   Net income (loss)                                    $    4,160     $  (31,320)     $   6,109      $   (23,605)
   Interest income (1)                                           0            639              0            1,273
                                                        ----------     ----------      ---------      -----------
   Net income (loss) applicable to common stock         $    4,160     $  (30,681)     $   6,109      $   (22,332)
                                                        ==========     ==========      =========      ===========

Weighted average shares outstanding for primary:
   Weighted average shares outstanding                      28,064         31,578         25,821           31,492
   Other shares upon assumed exercise of stock
      options and warrants, net (2)                          1,891          1,839          2,341            1,664
                                                        ----------     ----------      ---------      -----------
   Weighted average shares                                  29,955         33,417         28,162           33,156
                                                        ==========     ==========      =========      ===========
Primary net income (loss) per share                     $     0.14     $    (0.92)     $    0.22       $    (0.67)
                                                        ==========     ==========      =========      ===========
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(1) Reflects adjustment to interest expense, net of related income tax effect, on excess proceeds due to 20% limitation on assumed acquisition of shares under the modified treasury stock method. Assumed proceeds from stock options include an income tax benefit as the options are not qualified options under the Internal Revenue Code.
(2) Options and warrants are assumed exercised using the modified treasury stock method, except where the effect is anti-dilutive.
(3) Fully diluted net income per share is anti-dilutive. Accordingly, fully diluted net income per share is not presented for all periods.